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                                                                    Exhibit 99.1

NATIONAL CITY(R)                                      NATIONAL CITY CORPORATION
                                                      P.O. Box 5756
                                                      Cleveland, OH 44101-0756

FOR MORE INFORMATION CONTACT
                                                                 News Release

                              Thomas A. Richlovsky
                              Senior Vice President & Treasurer
                              216-575-2126

                              Jeffrey C. Douglas
                              Vice President, Assistant Treasurer
                              216-222-9849

                              FOR IMMEDIATE RELEASE
                              ---------------------

                     NATIONAL CITY ANNOUNCES AUTHORIZATION
                     -------------------------------------
                          FOR SHARE REPURCHASE PROGRAM
                          ----------------------------

     CLEVELAND, Ohio -- October 26, 1999 -- National City Corporation (NYSE:NCC) announced that its Board of Directors authorized at its meeting yesterday the repurchase of up to 30 million shares of National City's issued and outstanding common stock, subject to a purchase limit of $1.0 billion. The authorization equals nearly 5.0% of the outstanding shares of the Corporation. As of September 30, there were approximately 616 million common shares outstanding. Currently, there are approximately 7.4 million shares remaining under a previous authorization that will be repurchased prior to the execution of the new authorization. All shares purchased will be held as treasury shares for reissue in connection with the Corporation's dividend reinvestment and stock option plans, and for general corporate purposes. The shares will be acquired either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.

     Commenting on this action, Chairman and CEO, David A. Daberko, stated:
"Sound capital management has been, and will continue to be, one of the key strengths of National City Corporation. Our diverse mix of financial services generates a substantial amount of capital
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every year. We feel it is prudent to return a portion of this capital to our shareholders through an active share repurchase program. Based upon our outlook for the business, we believe National City shares are an exceptionally attractive investment opportunity."

     National City Corporation is an $85 billion diversified financial services company headquartered in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Michigan, Pennsylvania, Kentucky, Indiana and Illinois. National City can be found on the World Wide Web at www.national-city.com.

     This press release contains forward-looking statements regarding National City's financial outlook that are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include the Corporation's ability to execute its business plans, general economic conditions, and other risks detailed from time to time in reports filed with the Securities and Exchange Commission.

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